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                                                                    EXHIBIT 11.1


                   Lamar Advertising Company and Subsidiaries
                   Earnings Per Share Computation Information

                  Years ended December 31, 1999, 1998 and 1997


                                                  Year Ended        Year Ended        Year Ended
                                                 December 31,      December 31,      December 31,
                                                     1999              1998              1997
                                                 ------------      ------------      ------------
Net earnings (loss) applicable
  to common stock                                $(44,900,000)     $(12,255,000)     $  2,476,000
                                                 ============      ============      ============

Weighted average common shares outstanding         69,115,764        51,361,522        47,037,497
Shares issuable upon exercise of stock
 options                                                   --                --           363,486
Incremental shares from convertible debt                   --                --                --
                                                 ------------      ------------      ------------

Weighted average common shares and common
 equivalents outstanding                           69,115,764        51,361,522        47,400,980
                                                 ============      ============      ============

Net earnings (loss) per common share
 basic and diluted                               $      (0.65)     $      (0.24)     $       0.05
                                                 ============      ============      ============

The above earnings per share (EPS) calculations are submitted in accordance with Statement of Financial Accounting Standards No. 128. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above for the years ended December 31, 1999 and 1998 because it produces an antidilutive result. The following information is disclosed for purposes of calculating antidilutive EPS for that period.


                                                  Year Ended        Year Ended        Year Ended
                                                 December 31,      December 31,      December 31,
                                                     1999              1998              1997
                                                 ------------      ------------      ------------
Net earnings (loss) applicable
  to common stock                                $(44,900,000)     $(12,255,000)     $  2,476,000

Income impact of assumed conversions                3,581,974                --                --
                                                 ------------      ------------      ------------

Earnings (loss) available to common
 shareholders + assumed conversion                (41,318,026)      (12,255,000)        2,476,000
                                                 ============      ============      ============


Weighted average common shares outstanding         69,115,764        51,361,522        47,037,497
Shares issuable upon exercise of stock
 options                                              599,363           505,558           363,483
Incremental shares from convertible debt            2,418,361                --                --
                                                 ------------      ------------      ------------

Weighted average common shares plus
 dilutive potential common shares                  72,133,488        51,867,080        47,400,980
                                                 ============      ============      ============

Net earnings (loss) per common share -
 diluted                                         $      (0.57)     $      (0.24)     $       0.05
                                                 ============      ============      ============